UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

Filed by the Registrant ☒   Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

PW EAGLE, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and 0-11.

(1)	Title of each class of securities to which transaction applies:

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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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PW EAGLE, INC.

1550 Valley River Dr.

Eugene, Oregon 97401

YOUR VOTE IS IMPORTANT

TIME IS SHORT – PLEASE ACT TODAY!

                  March 20, 2007

Dear Fellow Shareholder:

According to our latest records, we have not received your voting instructions for the important special meeting of PW Eagle, Inc. to be held on Thursday, April 12, 2007. Our board of directors unanimously recommends that PW Eagle shareholders vote “FOR” the approval and adoption of the merger agreement. Your vote is important to us. Whether or not you plan to attend the special meeting in person, please use one of the following simple methods to promptly provide your voting instructions:

1.	Vote by Internet: Go to the website www.proxyvote.com. Have your 12-digit control number listed on the voting instruction form ready and follow the online instructions. The 12-digit control number is located in the rectangular box on the right side of your voting instruction form.

2.	Vote by Telephone: Call toll-free (800) 454-8683. Have your 12-digit control number listed on the voting instruction form ready and follow the simple instructions.

3.	Vote by Mail: Mark, sign, date and return your voting instruction form in the postage-paid return envelope provided.

For the reasons set forth in the proxy statement, dated March 1, 2007, your Board of Directors unanimously recommends that you vote “FOR” the approval and adoption of the merger agreement. We cannot complete the merger unless the holders of a majority of the outstanding shares of PW Eagle common stock vote to approve and adopt the merger agreement. The failure of any shareholder to vote on the proposal to approve and adopt the merger agreement will have the same effect as a vote against the approval and adoption of the merger agreement. We respectfully request that you vote your shares at your earliest convenience.

If you need assistance voting your shares, please call D.F. King & Co., Inc. toll free at (888) 628-8208.

On behalf of your Board of Directors, thank you for your cooperation and continued support.

Sincerely,

Jerry A. Dukes
Chairman of the Board of Directors and Chief Executive Officer